Exhibit 10.14
ASPEN AEROGELS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
     The Board of Directors of Aspen Aerogels, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of the closing of the Company’s initial public offering of common stock (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.
Applicable Persons
     This Policy shall apply to each director of the Company who is not an employee of, or consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.
Stock Option Grants
     All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.
     Annual Stock Option Grants
     Commencing in calendar year 2012, each Outside Director shall be granted a non-qualified stock option (the “Annual Option Grant”) to purchase 28,000 shares of the Company’s common stock under the Company’s 2011 Employee, Director and Consultant Equity Incentive Plan (the “Stock Plan”) each year on or about the time of the annual meeting of the Board of Directors following the Company’s annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter, each Outside Director will still receive any annual grants of non-qualified stock options provided for under this Policy on the first day of the third fiscal quarter of such year.
     Initial Stock Option Grant For Newly Appointed or Elected Directors
     Each new Outside Director shall be granted a non-qualified stock option (the “Initial Option Grant”) to purchase 55,000 shares of the Company’s common stock under the Stock Plan on the date of his or her initial appointment or election to the Board of Directors.

     Terms for All Option Grants
     Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this Policy shall (i)(a) vest on the earlier of (x) one year from the date of the grant with respect to an Annual Option Grant or (y) the day prior to the annual meeting for such fiscal year or (b) vest over three years from the date of the grant in annual installments with respect to an Initial Option Grant, each subject to the Outside Director’s continued service on the Board of Directors; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the date of grant; and (iii) contain such other terms and conditions as the Board of Directors or the Compensation Committee shall determine prior to the grant of the option. Such options shall become exercisable in full immediately prior to a change of control of the Company. A change of control shall be defined as: (i) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (other than a person or group which is one of our shareholders as of March 17, 2010) is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of our capital stock entitling such person or group to control 50% or more of the total voting power of our capital stock entitled to vote generally in the election of directors, where any voting capital stock of which such person or group is the beneficial owner that are not then outstanding are deemed outstanding for purposes of calculating such percentage; except in connection with our issuance of capital stock in a bona-fide financing transaction the proceeds of which are to be utilized by us for general corporate purposes or (ii) any sale or transfer of all or substantially all of our assets to another person.
Cash Fees
     Annual Cash Payments
     The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable.

	Annual Retainer Amount for
Board of Directors or	Chair
Committee of Board of	(in lieu of the annual retainer	Annual Retainer Amount
Directors	amount for a member)	for Member
Board of Directors	$60,000	$30,000
Audit Committee	$14,000	$5,500
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$8,000	$4,000

     If the Company holds more than 12 board meetings in a calendar year, each Outside Director will receive a fee of $1,500 for each additional board meeting attended in person and a fee of $1,000 for each additional board meeting attended by telephone or by other means of communication. If the Company holds more than 12 meetings of the Audit Committee committee in a calendar year, each member of such committee will receive a fee of $1,500 for each additional committee meeting attended in person and a fee of $1,000 for each additional committee meeting attended by telephone or by other means of communication. If the Company holds more than 8 meetings of either of the Compensation Committee or the Nominating and Governance Committee in a calendar year, each member of such committee will receive a fee of $1,500 for each additional committee meeting attended in person and a fee of $1,000 for each additional committee meeting attended by telephone or by other means of communication.
     Payment Terms for All Cash Fees
     Cash payments payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter commencing as of the Effective Date.
     Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro rated beginning on the date he or she was initially appointed or elected. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.
Expenses
     Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.
Amendments
     The Nominating and Governance Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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